Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Strong Third Quarter 2007 Results

– Grew enterprise revenue 5% sequentially

resulting in 21 consecutive quarters of enterprise revenue growth –

– Based on successful integration efforts, Company continues the rollout of full product suite to four more acquired markets –

– M-EBITDA margin reflects strength in enterprise business

and efficient integration and cost synergies –

LITTLETON, Colo. – November 7, 2007 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its third quarter 2007 financial results, including $274.8 million of revenue, $86.4 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $11.6 million.

“We continue to deliver strong enterprise revenue growth, drive sales momentum, and achieve solid margins,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We have substantially completed our integration, and continue to optimize our operations and pursue cost synergies to streamline our ongoing operating structure. Our efforts are focused on leveraging our national footprint and robust product portfolio to drive further penetration of the enterprise market place and grow our market share.”

Highlights for the Quarter

For the quarter ending September 30, 2007, the Company –

•	Grew total revenue 40% year over year and 3% sequentially

•	Grew enterprise revenue 60% year over year and 5% sequentially

•	Grew enterprise revenue to 70% of total revenue for the quarter

•	Grew data and Internet revenue 53% year over year and 5% sequentially (7% sequentially excluding the impact of the change in categories for certain products of the acquired operations6)

•	Produced $86.4 million of M-EBITDA and a 31.5% M-EBITDA margin

•	Delivered $9.1 million of levered free cash flow[5], which included $7.6 million for integration and branding expenditures, or $16.7 million before these items

Year over Year Results –Third Quarter 2007 compared to Third Quarter 2006

Revenue

Revenue for the quarter was $274.8 million, as compared to $196.1 million for the third quarter of 2006, an increase of $78.7 million, or 40%. Key changes in revenue3 included:

•	$68.3 million increase in revenue from enterprise customers, which included the impact of the acquired operations[2] and strong growth

•	$4.2 million increase in revenue from carriers, including the impact of the acquired operations which was partially offset by $4.1 million due to disconnects from one wireless customer

•	$2.4 million increase in intercarrier compensation primarily related to the acquired operations

•	$3.8 million increase to account for certain taxes and fees on a gross versus net basis[3]

By product line, the percentage change in revenue year over year was as follows:

•	53% increase for data and Internet services[7], which included the impact of the acquired operations and strong growth due to success with Ethernet and IP-based product sales

•	80% increase for voice services[8], which included the impact of the acquired operations and strong growth due to strong bundled product sales

•	13% increase for network services[9] which included the acquired operations partially offset by disconnects from one wireless carrier

•	27% increase in intercarrier compensation primarily related to the acquired operations

Monthly revenue churn improved to 1.0% for the quarter, as compared to 1.1% for both the prior quarter and the same quarter last year. The Company continues to expect ongoing revenue churn, including disconnects from carrier customers related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $15.2 million to $86.4 million for the quarter, a 21% increase over the same period last year primarily reflecting strong revenue growth and the impact of the acquired operations. M-EBITDA included $1.2 million of integration and branding costs in the quarter, and $.1 million in the same period last year. Operating costs increased primarily reflecting the impact of the acquisition and related increased network access costs associated with additional sales, which were partially offset by integration synergies, and the change in 2007 to present certain taxes and fees on a gross versus net basis. Selling, general and administrative costs (“SG&A”) increased primarily reflecting the impact of the acquired operations as well as increased incentive-based compensation for sales employees and non-cash stock based compensation. Also, in the third quarter of 2006, the Company experienced a decrease in bad debt expense related to bad debt recoveries, which did not recur in the current quarter. SG&A as a percent of revenue was 28% for both periods.

M-EBITDA margin was 31.5% for the quarter as compared to 36.3% for the same quarter last year. Modified gross margin10 was 57.2% for the current quarter compared to 62.5% for the same period last year. The difference in margins between periods primarily reflects higher access costs related to the acquired operations and the margin impact to present certain taxes and fees on a gross versus net basis, partially offset by the benefit of integration synergies.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $11.6 million, a loss of $.08 per share for the quarter compared to a net loss of $11.3 million, a loss of $.09 per share for the third quarter of 2006. The increase in the net loss reflects strong M-EBITDA growth in the current quarter, offset by an increase in depreciation expense related to both the acquired assets and new capital expenditures placed in service and a $2.4 million charge to recognize an estimated loss on certain investments.

Sequential Results –Third Quarter 2007 compared to Second Quarter 2007

Revenue

Revenue for the quarter was $274.8 million, as compared to $268.0 million for the second quarter of 2007, an increase of $6.8 million, or 3%. Key changes in revenue3 included:

•

$9.3 million increase in revenue from enterprise customers resulting in the highest sequential increase to date from organic growth. The increase included the impact of several large customer installations in the latter part of the second quarter which had a full quarter impact to revenue in the current quarter

•	$1.9 million decrease in revenue from carrier customers, which included a decrease of $.6 million due to disconnects from one wireless customer, as well as fluctuations in customer settlements

By product line, the percentage change in revenue sequentially was as follows:

•	5% increase for data and Internet services, due to success with Ethernet and IP based product sales (7% growth excluding the impact of the change in categories for certain acquired products6)

•	3% increase for voice services (1% growth excluding the impact of the change in categories for certain acquired products6)

•	1% increase in network services primarily due to increased high-bandwidth enterprise sales partially offset by carrier disconnects

M-EBITDA and Margins

M-EBITDA was $86.4 million for the quarter, as compared to $83.0 million for the prior quarter, a 4% increase or $3.4 million. M-EBITDA margin was 31.5% for the quarter, as compared to 31% in the prior quarter. Modified gross margin remained virtually unchanged from the prior quarter. The change in M-EBITDA and M-EBITDA margin primarily reflects strong revenue growth, and integration synergies partially offset by growth in costs to support the Company’s rollout of its full product suite in the acquired markets. Operating costs increased primarily related to growth in revenue, network technicians added to support the product rollout and fluctuations in settlements.

Net Loss

The Company’s net loss was $11.6 million, a loss of $.08 per share for the quarter compared to a net loss of $9.6 million, or a loss of $.07 per share for the prior quarter. The increase in net loss per share reflects strong M-EBITDA growth offset by an increase in depreciation expense related to new capital expenditures placed in service and a $2.4 million charge to recognize an estimated loss on certain investments.

Integration

The Company continues to expect that integration cost synergies will be primarily realized in the next few quarters. For 2007, the Company continues to expect to spend $35 to $45 million for integration, including $5 to $7 million in operating costs, and $30 to $38 million in capital expenditures. Based on its successful integration, the Company is accelerating the rollout of its full product suite to four additional acquired markets in the fourth quarter.

M-EBITDA Margin Outlook

“Progress on our integration has been impressive and we are on track with our expected cost synergies,” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “We continue to focus on investing in the business, while balancing revenue growth, margins and cash flow. This philosophy will continue as we remain focused on achieving mid-30% M-EBITDA margins during the summer of 2008. As in the past, we expect future quarterly margins will be impacted by the timing of sales, installations, seasonality and other normal business fluctuations, as well as integration synergies and costs.”

Capital Expenditures (excluding Integration investments)

Excluding integration investments, capital expenditures were $52.8 million for the third quarter. For 2007, the Company is narrowing its guidance for capital expenditures, excluding integration investments, to $230 to $240 million, which will primarily be used to fund growth opportunities.

Summary

“We remain focused on optimizing our businesses by delivering strong enterprise growth, driving sales momentum and growing cash flow by leveraging our national footprint and robust product portfolio to further penetrate the enterprise market place and grow our market share,” said Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on November 8 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1) The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2) Acquired operations are defined as the results of the acquisition of Xspedius Communications, LLC since October 31, 2006.

(3) In 2007 the Company revised its presentation for certain state and regulatory taxes and fees billed to customers by presenting them on a gross versus net basis. This has no impact on M-EBITDA or net income, but increased revenue and operating expenses and decreased the modified gross and M-EBITDA margins.

(4) The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5) The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(6) As part of the integration, the Company changed the categories for certain products of its acquired operations between Data and Internet and Voice services to reflect the nature of the bundled voice services. The related impact was $1.8 million in the third quarter of 2007. This had no impact on enterprise, carrier or total revenue.

(7) Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(8) Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(9) Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(10) The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2007 and beyond, including expansion plans, growth prospects, expected margins, sales activity, expected customer disconnections, expected cost synergies, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Growth %	2007	2006	Growth %
Revenue
Network services	$98,669	$87,312	13%	$296,229	$260,104	14%
Voice services	82,475	45,932	80%	242,700	133,511	82%
Data and Internet services	82,359	53,995	53%	230,780	153,570	50%

Service Revenue	263,503	187,239	41%	769,709	547,185	41%
Intercarrier compensation	11,290	8,870	27%	34,494	26,409	31%

Total Revenue	$274,793	$196,109	40%	$804,203	$573,594	40%

Expenses
Operating costs	118,412	74,018		350,859	213,447

Gross Margin	156,381	122,091		453,344	360,147
Selling, general and administrative costs	75,695	54,409		223,792	164,185
Depreciation, amortization, and accretion	71,580	62,028		206,325	184,524

Operating Income	9,106	5,654		23,227	11,438
Interest expense	(22,623)	(21,759)		(68,794)	(74,921)
Debt extinguishment costs	—	—		—	(25,777)
Interest income	4,528	4,754		13,614	15,243
Other income/(loss)	(2,415)	—		(2,415)	—

Loss before income taxes	(11,404)	(11,351)		(34,368)	(74,017)
Income tax expense	179	—		609	7

Net Loss	($11,583)	($11,351)		($34,977)	($74,024)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$156,381	$122,091		$453,344	$360,147
Add back non-cash stock-based compensation expense	897	491		2,607	1,472

Modified Gross Margin	157,278	122,582	28%	455,951	361,619	26%

Selling, general and administrative costs	75,695	54,409		223,792	164,185
Add back non-cash stock-based compensation expense	4,848	3,026		13,583	8,344

Modified EBITDA	86,431	71,199	21%	245,742	205,778	19%

Non-cash stock-based compensation expense	5,745	3,517		16,190	9,816
Depreciation, amortization, and accretion	71,580	62,028		206,325	184,524
Net Interest expense	18,095	17,005		55,180	59,678
Debt extinguishment costs	—	—		—	25,777
Other income/(loss)	2,415	—		2,415	—
Income tax expense	179	—		609	7

Net Loss	($11,583)	($11,351)		($34,977)	($74,024)

Modified Gross Margin %	57.2%	62.5%		56.7%	63.0%

Modified EBITDA Margin %	31.5%	36.3%		30.6%	35.9%

Free Cash Flow:
Modified EBITDA	$86,431	$71,199		$245,742	$205,778
Less: Capital Expenditures	59,254	48,171		192,940	136,874

Unlevered Free Cash Flow	27,177	23,028		52,802	68,904
Less: Net interest expense	18,095	17,005		55,180	59,678

Levered Free Cash Flow	$9,082	$6,023		($2,378)	$9,226

Costs included in M-EBITDA reported above (2)
Integration costs	$1,208	—		$4,304	—
Branding costs	14	141		1,220	141

Total	$1,222	$141		$5,524	$141

Expenditures included in Capital Expenditures above (2)
Integration costs	$6,423	—		$25,309	—

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

	Three Months Ended
	September 30, 2007	June 30, 2007	Growth %
Revenue
Network services	$98,669	$97,590	1%
Voice services (3)	82,475	80,295	3%
Data and Internet services (3)	82,359	78,540	5%

Service Revenue	263,503	256,425	3%
Intercarrier compensation	11,290	11,593	-3%

Total Revenue	$274,793	$268,018	3%

Expenses
Operating costs	118,412	115,067

Gross Margin	156,381	152,951
Selling, general and administrative costs	75,695	75,624
Depreciation, amortization, and accretion	71,580	68,605

Operating Income	9,106	8,722
Interest expense	(22,623)	(22,709)
Interest income	4,528	4,547
Other income/(loss)	(2,415)	—

Loss before income taxes	(11,404)	(9,440)
Income tax expense	179	145

Net Loss	($11,583)	($9,585)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$156,381	$152,951
Add back non-cash stock-based compensation expense	897	858

Modified Gross Margin	157,278	153,809	2%

Selling, general and administrative costs	75,695	75,624
Add back non-cash stock-based compensation expense	4,848	4,792

Modified EBITDA	86,431	82,977	4%

Non-cash stock-based compensation expense	5,745	5,650
Depreciation, amortization, and accretion	71,580	68,605
Net Interest expense	18,095	18,162
Other income/(loss)	2,415	—
Income tax expense	179	145

Net Loss	($11,583)	($9,585)

Modified Gross Margin %	57.2%	57.4%

Modified EBITDA Margin %	31.5%	31.0%

Free Cash Flow
Modified EBITDA	$86,431	$82,977
Less: Capital Expenditures	59,254	78,582

Unlevered Free Cash Flow	27,177	4,395
Less: Net interest expense	18,095	18,162

Levered Free Cash Flow	$9,082	($13,767)

Costs included in M-EBITDA reported above (2)
Integration costs	$1,208	$1,327
Branding costs	14	994

Total	$1,222	$2,321

Expenditures included in Capital Expenditures above (2)
Integration costs	$6,423	$13,020

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.
(3)	As part of integration, the Company changed the categories for certain products of its acquired operations between Data and Internet and voice services to reflect the nature of the bundled voice product. The related impact was $1.8 million sequentially. Excluding this reclass Data and Internet grew 7% and voice services grew 1%, respectively.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2) (3)

	Three Months Ended
	9/30/07	6/30/07	9/30/06
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	145,174	144,736	121,659

Basic and Diluted Loss per Common Share	($0.08)	($0.07)	($0.09)

	As of
	9/30/07	6/30/07	9/30/06
Common shares (thousands)
Actual Shares Outstanding	145,602	144,887	122,823

Options (thousands)

Options Outstanding	11,530	12,097	14,336

Options Exercisable	7,111	7,428	9,843

Options Exercisable and In-the-Money	2,958	3,208	5,355

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	As of December 31, 2006 only Class A common shares remain outstanding.
(3)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2007	June 30, 2007
ASSETS
Cash and equivalents, and short-term investments	$307,078	$299,184
Receivables	91,330	87,017
Less: allowance	(11,039)	(11,852)

Net receivables	80,291	75,165
Other current assets	27,124	35,638
Property, plant and equipment	2,959,945	2,904,088
Less: accumulated depreciation	(1,669,005)	(1,603,951)

Net property, plant and equipment	1,290,940	1,300,137
Other Assets	534,563	537,718

Total	$2,239,996	$2,247,842

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$39,786	$43,587
Deferred revenue	24,986	24,411
Accrued taxes, franchise and other fees	80,173	80,336
Accrued interest	9,874	17,253
Accrued payroll and benefits	37,216	30,634
Accrued carrier costs	39,187	39,954
Current portion of debt and lease obligations	6,950	6,623
Other current liabilities	31,240	33,997

Total current liabilities	269,412	276,795

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt—Term Loan B, due 1/7/2013	595,500	597,000
9 1/4% senior unsecured notes, due 2/15/2014	400,354	400,368
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	9,027	8,547
Less: current portion	(6,950)	(6,623)

Total long-term debt and capital lease obligations	1,371,681	1,373,042

Long-Term Deferred Revenue	20,072	20,640
Other Long-Term Liabilities	20,322	19,928

Stockholders' Equity	558,509	557,437

Total	$2,239,996	$2,247,842

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	9/30/07	6/30/07
Cash flows from operating activities:
Net Loss	($11,583)	($9,585)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	71,580	68,605
Stock-based compensation	5,745	5,650
Deferred debt issue, amortization, and other	3,000	584
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(4,130)	(6,090)
Accounts payable, deferred revenue, and other liabilities	(6,247)	11,370

Net cash provided by operating activities	58,365	70,534

Cash flows from investing activities:
Capital expenditures	(58,633)	(78,127)
Cash paid for acquisitions, net of cash acquired	4,015	(538)
Purchases of investments	(74,295)	(87,432)
Proceeds from maturities of investments	91,667	5,345
Proceeds from sale of assets and other investing activities	(25)	(148)

Net cash used in investing activities	(37,271)	(160,900)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	6,910	2,524
Payment of debt and capital lease obligations	(1,660)	(1,564)

Net cash provided by financing activities	5,250	960

Increase (decrease) in cash and cash equivalents	26,344	(89,406)
Cash and cash equivalents at the beginning of the period	211,141	300,547

Cash and cash equivalents at the end of the period	$237,485	$211,141

Supplemental disclosures of cash flow information:
Cash paid for interest	$30,068	$15,906

Addition of capital lease obligation	$621	$455

Summary of cash and cash equivalents and short-term investments:
Cash and cash equivalents at end of the period	$237,485	$211,141
Investments	69,593	88,043

	$307,078	$299,184

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$58,633	$78,127
Addition of capital lease obligation	621	455

Total capital expenditures	$59,254	$78,582

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2006				2007
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:

Route Miles
Metro	13,913	14,053	14,409	17,786	18,092	18,324	18,520
Regional	7,015	7,015	7,015	6,884	6,884	6,922	6,921

Total	20,928	21,068	21,424	24,670	24,976	25,246	25,441

Buildings (2)
Fiber connected buildings, on-net	6,185	6,433	6,672	7,457	7,689	7,884	8,109

Networks
Class 5 Switches	38	38	38	71	71	71	70
Soft Switches	34	35	35	35	35	35	35
Headcount
Total Headcount	2,055	2,105	2,129	2,784	2,778	2,817	2,876
Sales Associates (3)	330	331	342	482	490	497	519
Customers
Total Customers (4)	12,181	12,642	13,081	31,516	31,431	31,342	31,440

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Fiber connected buildings (e.g. "on-net") represents customer locations to which the Company's fiber network is directly connected.
(3)	Includes Sales Account Executives and Customer Care Specialists.
(4)	Consolidated customer counts reflect higher churn for the acquired operations' customer segment as well as conversion of the acquired customer base to a common customer profile in the second quarter of 2007.